Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:    J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS THIRD QUARTER 2003 EARNINGS

GULF SHORES, ALABAMA – NOVEMBER 13, 2003 – Vision Bancshares, Inc., (VBAL.OB) today reported a consolidated net profit of $55 thousand for the third quarter of 2003 compared to a net profit of $77 thousand for the third quarter of 2002. On both a basic and diluted basis, the earnings per share was $0.03 for the third quarter of 2003 versus earnings per share of $0.07 for the same period of last year. For the nine month period ended September 30, 2003, the Company reported a consolidated net loss of $34 thousand compared to a consolidated net profit of $75 thousand for the same period of 2002. On both a basic and diluted basis, the loss per share was $0.02 for the first nine months of 2003 versus earnings of $0.07 per share for the first nine months of 2002. Vision Bank, FSB, the Company’s new federal savings bank headquartered in Panama City, Florida, completed its first 8 ½ months of operations at the end of September 2003. The net operating loss posted by Vision Bank, FSB continues to be the primary reason for the consolidated year-to-date net operating loss. However, Vision Bank, the Company’s Alabama bank subsidiary, which began operations in March 2000, posted a net operating profit of $815 thousand for the first nine months of 2003.

“The third quarter was characterized by strong growth in both deposits and loans and continued progress in our earnings,” said J. Daniel Sizemore, Vision Bancshares’ Chairman and CEO. “As expected, the consolidated net earnings reflect the additional overhead expenses incurred with the opening of our Florida based savings bank this year. The Florida subsidiary, with its two locations in Panama City and Panama City Beach, has continued to surpass its original projections in balance sheet growth. Our Alabama based bank, likewise, has continued to exceed its projections for 2003. The Alabama bank has now completed seven consecutive quarters of profitability and has demonstrated a consistent positive earnings trend. In July of this year, we added a fifth branch to our Alabama banks with the opening of our Fairhope location to serve our expanding market on the Eastern Shore of Baldwin County. We remain on target with our goals in achieving the solid financial growth and market expansions we have strategically planned for the Company.” Total assets grew $48 million to $188 million at September 30, 2003, compared to $140 million at year-end 2002. At September 30, 2003, outstanding loans grew $53 million to $162 million while total deposits increased $47 million to $165 million. The Company’s allowance for loan losses was $1.9 million and represented 1.20% of outstanding loans at September 30, 2003. Mr. Sizemore further stated, “Third quarter 2003 results support the philosophy that enabled us to grow in this short period of time from a vision to a flourishing financial institution. Our mission focuses on personal commitment to our communities and service to our customers, while maximizing shareholder value. We have created a high quality, supportive work environment for our talented Vision team members that promotes customer relationships through creativity and flexibility. At this time, with this vision, we continue to strengthen our position as the premier community bank throughout the Gulf Coast communities which we serve.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, and Fairhope. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.